Exhibit 4.3.2

FIRST AMENDMENT TO

AMENDED AND RESTATED PREFERRED STOCK RIGHTS AGREEMENT

THIS FIRST AMENDMENT, dated as of April 23, 2003 (this “Amendment”) to the Amended and Restated Preferred Stock Rights Agreement dated as of July 31, 2000 (the “Rights Agreement”), by and between Rambus Inc., a Delaware corporation (the “Company”) and Fleet National Bank, a national banking association, is by and between the Company and EquiServe Trust Company, N.A., as successor to Fleet National Bank. All other defined terms used herein and not otherwise defined have the meanings set forth in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Rights Agreement currently provides for an Exercise Price of six hundred dollars ($600);

WHEREAS, the Board of Directors of the Company has determined that it would be in the interests of the Company to reduce the Exercise Price to sixty dollars ($60);

WHEREAS, the Company has determined that, pursuant to Section 28 of the Rights Agreement, the Rights Agreement may be amended to reduce the Exercise Price as set forth herein without the approval of the holders of the Rights, and the Company wishes to amend the Rights Agreement to provide as follows;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.    Amendment of Rights Agreement.

1.1    Amendment of Section 2.  Section 2 of the Rights Agreement is amended hereby by striking out such section thereof in its entirety and by substituting in lieu of said Section 2 the following new Section 2:

“Section 2.    Appointment of Rights Agent.  The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and in no event be liable for, the acts or omissions of any such co-Rights Agent.”

1.2    Amendment of Section 7.  The second paragraph of Section 7 of the Rights Agreement is amended hereby by striking out such paragraph thereof in its entirety and by substituting in lieu of said paragraph the following new paragraph:

“The Exercise Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be $60.00, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

1.3    Amendment of Section 22.  Section 22 of the Rights Agreement is amended hereby by striking out such section thereof in its entirety and by substituting in lieu of said Section 22 the following new Section 22:

“Section 22.    Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. In the even the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his or her Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

1.4    Addition of New Section:  The Rights Agreement shall be amended to include the following new Section 35:

“Section 35.    Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

1.5    Amendment of Exhibit B (Form of Amended and Restated Rights Certificate).  The first paragraph of the Rights Certificate, the form of which is attached as Exhibit B to the Rights Agreement, is amended hereby by striking out such paragraph thereof in its entirety and by substituting in lieu of said paragraph the following new paragraph:

“This certifies that                                 , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Amended and Restated Preferred Stock Rights Agreement dated as of July 31, 2000, as amended on November     , 2002 (as amended, the “Rights Agreement”), between Rambus Inc., a Delaware corporation (the “Company”), and EquiServe Trust Company, N. A., a national banking association, as successor to Fleet National Bank (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on July 31, 2010 at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth (1/1,000) of a fully paid and non-assessable share of Series E Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at an Exercise Price of $60.00 per one-thousandth of a Preferred Share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above are the number and Exercise Price as of July 31, 2000, based on the Preferred Shares as constituted at such date. As provided in the Rights Agreement, the Exercise Price and the number and kind of Preferred Shares or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events.”

1.6    Amendment of Exhibit C (Summary of Rights).  The section of the Summary of Rights attached as Exhibit C to the Rights Agreement entitled “Preferred Stock Purchasable Upon Exercise of Rights” is amended hereby by striking out such section thereof in its entirety and by substituting in lieu of said section the following new section:

“After the Distribution Date, each Right will entitle the holder to purchase for $60 (the “Exercise Price”), a fraction of a share of the Company’s Preferred Stock with economic terms similar to that of one share of the Company’s Common Stock.”

2.    Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

3.    Continued Effect.  The Rights Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect.

4.    Notices.  Notices or demands authorized by the Rights Agreement, as amended hereby, to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Rambus Inc.

4440 El Camino Real

Los Altos, California 94022

Attn:  General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attn:  Katharine A. Martin

Subject to the provisions of Section 22 of the Rights Agreement, any notice or demand authorized by the Rights Agreement, as amended hereby, to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

EquiServe Trust Company, N.A.

150 Royall Street

Canton, Massachusetts 02021

Attention:  Client Administrator

5.    Entire Agreement.  The Rights Agreement, as amended hereby, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, supersede any prior agreements or understandings with respect thereto, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof and thereof by any warranties, representations, or covenants except as specifically set forth herein or therein.

6.    Governing Law.  This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of any laws on choice of law or conflicts of law of any jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	RAMBUS INC.

	By:	/S/ ROBERT K. EULAU

	Name:	Robert K. Eulau

	Title:	CFO

“RIGHTS AGENT”	EQUISERVE TRUST COMPANY, N.A.

	By:	/S/ TAYLOR HAYNES

	Name:	Taylor Haynes

	Title:	Managing Director

RAMBUS INC.

OFFICER’S CERTIFICATE

Reference is made to that certain Amended and Restated Preferred Stock Rights Agreement dated as of July 31, 2000, by and between Rambus Inc., a Delaware corporation (the “Company”) and Fleet National Bank, a national banking association (the “Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

Pursuant to Section 28 (Supplements and Amendments) of the Rights Agreement, the undersigned duly authorized officer of the Company hereby certifies, for and on behalf of the Company and in its name, that the First Amendment to Amended and Restated Preferred Stock Rights Agreement dated as of the date hereof by and between the Company and EquiServe Trust Company, N.A., as successor to Fleet National Bank, is in compliance with the terms of Section 28 (Supplements and Amendments) of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate, for and on behalf of the Company and in its name, as of the date set forth below.

Date: April 23, 2003	RAMBUS INC.

	By:	/S/ ROBERT K. EULAU

	Name:	Robert K. Eulau

	Title:	CFO